Exhibit 99.3

TitanLiner, Inc.

Financial Report

December 31, 2017

Independent Auditor’s Report

To the Board of Directors and Stockholders of

TitanLiner, Inc.

Fort Worth, Texas

We have audited the accompanying financial statements of TitanLiner, Inc. (a Nevada corporation), which comprise the balance sheets  as of December 31, 2017 and 2016, and the related statements of operations,  changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TitanLiner, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the each of the years in the three-year period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas

May 31, 2018

AN INDEPENDENT MEMBER OF	WEAVER AND TIDWELL, L.L.P.	2821 WEST SEVENTH STREET, SUITE 700, FORT WORTH, TX 76107
BAKER TILLY INTERNATIONAL	CERTIFIED PUBLIC ACCOUNTANTS AND ADVISORS	P: 817.332.7905 F: 817.429.5936

Financial Statements

TitanLiner, Inc.

Balance Sheets

December 31, 2017 and 2016

	2017	2016
ASSETS

CURRENT ASSETS
Cash	$1,382,463	$999,415
Accounts receivable (net of allowance of $67,402 and $33,133, respectively)	5,397,404	3,037,643
Inventory	835,638	483,618
Prepaid expenses	117,832	31,331
Income tax receivable	—	413,785
Deferred income tax asset	47,669	32,173
Total current assets	7,781,006	4,997,965

PROPERTY AND EQUIPMENT, net	3,191,639	1,938,310

OTHER ASSETS
Intangible assets, net	60,111	69,292
Deposits	39,816	39,601
Total other assets	99,927	108,893
TOTAL ASSETS	$11,072,572	$7,045,168

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$819,063	$481,670
Accrued liabilities	954,053	352,666
Income tax payable	348,516	—
Capital lease obligation, current portion	131,937	137,369
Long-term debt, current portion	26,787	27,358
Total current liabilities	2,280,356	999,063

LONG-TERM LIABILITIES
Line of credit	1,064,114	1,064,114
Capital lease obligation, net of current portion	26,424	19,265
Long-term debt, net of current portion	33,595	62,412
Deferred income tax liability	374,024	240,582
Total long-term liabilities	1,498,157	1,386,373

STOCKHOLDERS' EQUITY
Series A preferred stock, $0.001 stated par value, 370,664 shares authorized, issued, and outstanding at December 31, 2017 and 2016, respectively	371	371
Series B preferred stock, $0.001 stated par value, 1,299,173 shares authorized, issued, and outstanding at December 31, 2017 and 2016, respectively	1,299	1,299
Common stock, $0.001 stated par value, 5,000,000 shares authorized, 1,000,000 issued, and 765,031 and 749,300 outstanding at December 31, 2017 and 2016, respectively	1,000	1,000
Additional paid-in capital	8,297,502	8,258,241
Retained earnings	3,158,065	562,999
	11,458,237	8,823,910
Treasury stock	(4,164,178)	(4,164,178)
Total stockholders' equity	7,294,059	4,659,732
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,072,572	$7,045,168

The Notes to Financial Statements are an integral part of these statements.
2

TitanLiner, Inc.

Statements of Operations

Years Ended December 31, 2017, 2016, and 2015

	2017	2016	2015
SALES, net	$15,471,273	$8,023,883	$13,374,467

COST OF SALES	7,761,967	5,594,808	8,425,226
Gross profit	7,709,306	2,429,075	4,949,241

SELLING, GENERAL AND ADMINISTRATIVE
Selling expenses	879,120	755,302	905,699
General and administrative	3,093,263	2,690,156	3,046,816
Total selling, general and administrative	3,972,383	3,445,458	3,952,515
Operating income (loss)	3,736,923	(1,016,383)	996,726

OTHER INCOME (EXPENSE)
Miscellaneous income	5,667	72,837	27,993
Gain (loss) on disposal of assets	13,644	(189,792)	(49,746)
Interest expense	(56,167)	(519,457)	(623,553)
Total other income (expense)	(36,856)	(636,412)	(645,306)

INCOME (LOSS) BEFORE INCOME TAXES	3,700,067	(1,652,795)	351,420
INCOME TAX PROVISION (BENEFIT)	1,105,001	(569,742)	319,065
NET INCOME (LOSS)	$2,595,066	$(1,083,053)	$32,355

The Notes to Financial Statements are an integral part of these statements.
3

TitanLiner, Inc.

Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2017, 2016, and 2015

	Preferred Stock				Common	Additional		Treasury
	Series A	Series A	Series B	Series B	Common	Stock	Paid-in	Treasury	Stock	Retained
	Stock	Par Value	Stock	Par Value	Stock	Par Value	Capital	Stock	Amount	Earnings	Total
BALANCE, January 1, 2015	237,164	$237	—	$—	717,837	$1,000	$5,225,717	282,163	$(4,164,178)	$1,613,697	2,676,473
Stock-based compensation	—	—	—	—	—	—	57,585	—	—	—	57,585
Issuance of stock grants	—	—	—	—	11,831	—	—	(11,831)	—	—	—
Exercise of Series A preferred stock warrants	122,239	122	—	—	—	—	1,100	—	—	—	1,222
Net income	—	—	—	—	—	—	—	—	—	32,355	32,355
BALANCE, December 31, 2015	359,403	359	—	—	729,668	1,000	5,284,402	270,332	(4,164,178)	1,646,052	2,767,635
Stock-based compensation	—	—	—	—	—	—	63,693	—	—	—	63,693
Issuance of stock grants	—	—	—	—	19,632	—	—	(19,632)	—	—	—
Exercise of Series A preferred stock warrants	11,261	12	—	—	—	—	101	—	—	—	113
Conversion of debt to Series B preferred stock	—	—	1,299,173	1,299	—	—	2,910,045	—	—	—	2,911,344
Net loss	—	—	—	—	—	—	—	—	—	(1,083,053)	(1,083,053)
BALANCE, December 31, 2016	370,664	371	1,299,173	1,299	749,300	1,000	8,258,241	250,700	(4,164,178)	562,999	4,659,732
Stock-based compensation	—	—	—	—	—	—	39,261	—	—	—	39,261
Issuance of stock grants	—	—	—	—	15,731	—	—	(15,731)	—	—	—
Net income	—	—	—	—	—	—	—	—	—	2,595,066	2,595,066
BALANCE, December 31, 2017	370,664	$371	1,299,173	$1,299	765,031	$1,000	$8,297,502	234,969	$(4,164,178)	$3,158,065	$7,294,059

The Notes to Financial Statements are an integral part of these statements.
4

TitanLiner, Inc.

Statements of Cash Flows

Years Ended December 31, 2017, 2016, and 2015

	2017	2016	2015
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)	$2,595,066	$(1,083,053)	$32,355
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Provision for bad debt expense	67,402	33,133	—
Depreciation and amortization expense	814,873	835,955	1,301,888
Interest on warrants	—	206,494	208,737
(Gain) loss on sale of assets	(13,644)	189,792	49,746
Non-cash stock-based compensation	39,261	63,693	57,585
Deferred tax	117,946	(191,261)	279,129
Changes in operating assets and liabilities
Accounts receivable	(2,427,163)	(150,133)	1,073,583
Inventory	(352,020)	365,392	(52,532)
Prepaid expenses	(86,501)	59,929	6,673
Income tax receivable	413,785	(28,037)	(385,748)
Intangible assets	—	—	(2,696)
Deposits	(215)	5,037	(25,651)
Accounts payable	337,393	(24,422)	(344,574)
Accrued liabilities	601,387	91,094	(2,630,060)
Income tax payable	348,516	—	—
Deferred revenue	—	(6,500)	(393,483)
Net cash provided by (used in) operating activities	2,456,086	367,113	(825,048)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,983,188)	(202,096)	(760,400)
Proceeds from sale of property and equipment	18,644	1,004,266	22,886
Net cash provided by (used in) investing activities	(1,964,544)	802,170	(737,514)

CASH FLOW FROM FINANCING ACTIVITIES
Exercise of preferred stock warrants	—	113	1,222
Net payments on line of credit	—	(617,591)	(200,000)
Payments on capital lease obligation	(79,106)	(182,754)	(176,507)
Payments on long-term debt principal	(29,388)	(254,013)	(66,324)
Net cash used in financing activities	(108,494)	(1,054,245)	(441,609)
Change in cash	383,048	115,038	(2,004,171)
CASH, beginning of year	999,415	884,377	2,888,548
CASH, end of year	$1,382,463	$999,415	$884,377

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$56,230	$311,514	$683,171
Cash paid for income taxes	$500,000	$—	$—

NON CASH INVESTING AND FINANCING ACTIVITIES
Equipment purchased with financing	$80,833	$—	$277,051
Conversion of notes payable to Series B preferred stock	$—	$2,911,344	$—

The Notes to Financial Statements are an integral part of these statements.
5

TitanLiner, Inc.

Notes to Financial Statements

Note 1.   Organization and Nature of Operations

TitanLiner, Inc. (the Company) is a Nevada corporation which was originally organized as a Texas limited liability company (LLC) on April 15, 2010. The Company converted from  a LLC to a  Texas corporation on June 29, 2012. On November 2, 2012, the Company converted from a Texas corporation to a Nevada corporation.

Additionally, in the conversion,  the Company entered into an investment agreement (the Agreement) with Capital Southwest Corporation (CSC), K. Rick Turner Revocable Trust, Turner Family Partnership, MK Holdings, LP, Josh Hopkins, Tim Manning, Brannon Nash and Coy Taylor (collectively the Investors).  The Company sold and the Investors acquired the Company’s senior subordinated secured promissory notes in the aggregate principal of $3,000,000, 237,164 shares of Series A Convertible Preferred Stock for $3,500,000 and warrants to acquire an aggregate of 133,500 shares of Series A Convertible Preferred Stock. In December 2016, the Company and the Investors agreed to convert the outstanding notes payable totaling $2,911,344 net of the debt discount of $88,656 into 1,299,173 shares of Series B Convertible Preferred Stock.

The Company was organized to acquire and operate containment systems and related activities. The Company derives its revenue from building rigid secondary containment systems and renting portable containment systems in the oil and gas industry and providing coating services.

Note 2.   Summary of Significant Accounting Policies

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with an original maturity of three months or less to be cash equivalents.

Trade Receivables and Allowance for Doubtful Accounts

Accounts receivable are stated at the amounts management expects to collect from outstanding balances. The carrying amount of accounts receivable is reduced by an allowance for uncollectible accounts that reflects management’s best estimate of the amount that will not be collected. Management individually reviews all receivable balances and, based on an assessment of current creditworthiness, past experience, historical losses, and management’s evaluation of other pertinent factors, estimates the portion, if any, of the balance that will not be collected.

Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance, based on its assessment.

Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to the respective receivable account.

Inventory

Inventory consists of tank bases, containment systems, and various chemical agents. Inventory is stated at the lower of cost or net realizable value. Cost is determined using the average cost method.

Prepaid Expenses

Prepaid expenses include the prepaid portion of insurance policies and building leases.

TitanLiner, Inc.

Notes to Financial Statements

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Office equipment and furniture	5 years
Equipment	2 – 5 years
Autos, trucks and trailers	3 – 5 years
Building	40 years
Leasehold improvements	40 years
Rental equipment	2 years

Replacements, betterments, and additions to property and equipment are capitalized at cost. Expenditures for repairs and maintenance are expensed as incurred. The cost of assets disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations.

Other Assets

Intangible assets include costs incurred for a patent for portable containment systems for hazardous or other materials and computer software.

Amortization expense was $9,181 for each of the years ended December 31, 2017, 2016, and 2015 respectively. Estimated amortization expense for each of the next 5 years and thereafter are as follows:

Years ending December 31,
2018	$9,181
2019	9,181
2020	9,181
2021	9,181
2022	9,181
Thereafter	14,206
$60,111

The Company applies Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 350, Intangibles – Goodwill and Other (ASC Topic 350) which establishes a framework for capitalizing internally developed intangibles. ASC Topic 350 states an internally generated intangible (i.e. patent or trademark) may be capitalized if the following three conditions are satisfied; 1) the costs relate to an intangible asset that can be specifically identified; 2) the identifiable intangible has a determinable life, and 3) the intangible is not one that is inherent in a going concern (internally generated goodwill). The Company deems the patent mentioned above meets all three of these criteria.

Intangible assets are amortized over their estimated useful lives. Amortizable intangible assets are reviewed at least annually to determine whether events or circumstances warrant a revision to the remaining period of amortization.

Fair Values of Financial Instruments and Fair Value Measurements

The Company applies Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 820, Fair Value Measurements and Disclosure (ASC Topic 820), which establishes a framework for measuring fair value under U.S. generally accepted accounting principles and enhances disclosures about the fair value of financial instruments.

Financial instruments of the Company consist of cash, trade accounts receivable, and trade accounts payable. The carrying value of these financial instruments approximates their fair value due to the short maturity of these instruments.

Revenue Recognition

The Company’s products and services are sold based upon purchase orders or field tickets with their customers. The Company recognizes revenue once the following four criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery of the product has occurred

TitanLiner, Inc.

Notes to Financial Statements

or services have been rendered, (iii) the price of the product or service is fixed or determinable and (iv) collectability is reasonably assured. The Company also recognizes revenue as services are performed in accordance with the related field tickets.

Sales of products and services are recognized upon completion of a containment system at the customer site, upon completion of a coating service, or upon completion of a portable rental term.

Income Taxes

The Company was converted to a C-corporation on June 29, 2012. Items of income and loss attributable to a C-corporation are taxed at the corporate level. The Company is subject to federal income tax.

The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. An asset and liability approach is used in accounting for income taxes. Deferred tax assets and deferred tax liabilities are classified as current or non-current based on the classification of the related asset or liability for financial reporting or according to the expected reversal date of temporary differences not related to an asset or liability for financial reporting. In addition, a valuation allowance is used, if necessary, to reduce deferred tax assets by the amount of any tax benefits that are not expected to be realized in the future based on available evidence.

The Company implemented the accounting guidance for uncertainty in income taxes using the provisions of ASC Topic 740.  Using that guidance, tax positions initially need to be recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities. Such tax positions initially and subsequently need to be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts. The Company believes that it has appropriate support for the income tax positions taken and to be taken on its tax returns, and that its accruals for tax liabilities are adequate for all open tax years based on an assessment of many factors including experience and interpretations of tax laws applied to the facts of each matter. As of December 31, 2017, the Company’s tax years 2014 and thereafter remain subject to examination for federal tax purposes and tax years 2013 and thereafter remain subject to examination for state tax purposes.

The Company’s policy is to record any interest or penalties related to uncertain tax positions as a component of the related federal or state income tax expense.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Economic Concentrations

The Company’s revenue is derived from customers involved in the oil and gas industry. Future operations could be affected by changes in economic or other conditions in the geographical areas in which they operate or by changes in the demand for such services.

Concentrations of Credit Risk

In the normal course of business, the Company maintains cash balances in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash or cash equivalents.

The Company’s customer base consists primarily of oil and natural gas producers. This concentration of customers may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. Collateral is not required for credit extended to the Company’s customers in the form of accounts receivable. The Company believes the individual customer credit risk is generally mitigated by the size, reputation and nature of its customers.

In the normal course of business, the Company grants credit to its customers based on credit evaluations of their financial condition and generally requires no collateral or other security. Major customers are defined as those individually comprising more than 10% of the

TitanLiner, Inc.

Notes to Financial Statements

Company’s accounts receivable. At December 31, 2017 and 2016, the Company had three  major customers representing 38% and 56% of accounts receivable, respectively.

Major customers are defined as those individually comprising more than 10% of the Company’s sales.  For the year ended December 31, 2017, the Company had two major customers representing 27% of the Company’s sales. For the year ended December 31, 2016,  the Company had one major customer representing 35% of the Company’s sales. For the year ended December 31, 2015, the Company had three major customers representing 43% of the Company’s sales.

Advertising

Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2017, 2016 , and 2015 were $72,202,  $45,748, and $65,745, respectively.

Recent Accounting Pronouncements

In November 2015, the FASB issued ASU 2015‑17, “Income Taxes”, which requires all deferred tax assets and liabilities to be classified as non-current on the balance sheet instead of separating deferred taxes into current and non-current amounts. The guidance is effective for annual and interim periods beginning after December 15, 2017, and may be adopted on either a prospective or retrospective basis.

In February 2016, the FASB issued ASU 2016‑02, “Leases”, a comprehensive new standard that amends various aspects of existing accounting guidance for leases, including the recognition of a right of use asset and a lease liability for leases with a duration greater than one year. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The Company has not completed a review of the new guidance; however, the Company anticipates that upon adoption of the standard the Company will recognize additional assets and corresponding liabilities related to leases on the Company’s balance sheet.

In May 2014, the FASB issued ASU No. 2014‑09, which amends ASC Topic 606, “Revenue from Contracts with Customers”. The amendments in this ASU are intended to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices and improve disclosure requirements. The amendments in this accounting standard update are effective for interim and annual reporting periods beginning after December 15, 2017 and December 15, 2018 for public and private entities, respectively. This ASU can be adopted either retrospectively or as a cumulative effect adjustment as of the date of adoption. The Company has not completed a review of the new guidance and its impact on operations.

Subsequent Events

Management has evaluated all events or transactions that occurred after December 31, 2017 through May 31, 2018, the date the financial statements were available to be issued. During this period, the Company had no material recognizable subsequent events.

Note 3.   Property and Equipment

Property and equipment consisted of the following at December 31:

	2017	2016
Office equipment and furniture	$29,008	$86,029
Equipment	641,893	643,785
Autos, trucks and trailers	1,906,715	1,726,938
Building	1,299,510	1,244,830
Leasehold improvements	49,535	49,535
Land	97,151	97,151
Rental equipment	3,058,360	1,489,582
	7,082,172	5,337,850
Accumulated depreciation	(3,890,533)	(3,399,540)
Total property and equipment, net	$3,191,639	$1,938,310

Depreciation expense for the years ended December 31, 2017, 2016, and 2015 was $805,692, $826,774, and $1,292,707 respectively.

TitanLiner, Inc.

Notes to Financial Statements

Note 4.   Line of Credit

The loan agreement with Comerica Bank was amended in December 2016 to require that the Company pay the principal sum of $3,000,000, or the amount outstanding under the agreement, together with interest thereon at the daily LIBOR rate plus the applicable margin, due January 1, 2019. Eligible accounts consist solely of trade accounts created in the ordinary course of business, upon which the Company’s right to receive advances or repayments is absolute and not contingent upon the fulfillment of any condition.

At December 31, 2017 and 2016, the outstanding balance was $1,064,114, respectively.

Note 5.   Long-Term Debt

Long-term debt consisted of the following at December 31,:

	2017	2016
Term notes payable to a financing company, payable in monthly installments totaling $2,664 including interest at 5.95% through January 6, 2020; secured by equipment.	$60,382	$89,770
Total long-term debt	60,382	89,770
Current portion	(26,787)	(27,358)
Long-term debt, net of current portion	$33,595	$62,412

As of December 31, 2017,  maturities of long-term debt are as follows:

2018	$26,787
2019	30,933
2020	2,662
$60,382

Note 6.   Income Taxes

Deferred income tax assets and liabilities for the Company are computed annually for temporary differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to be realized. Income tax expenses are the taxes payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The income tax provision differs from that computed by applying statutory rates to income before income tax expense (refund) primarily because of property basis adjustments required by tax regulations.

On December 22, 2017, legislation was signed into law which enacts significant changes to U.S. tax and related laws, including certain key U.S. federal income tax provisions applicable to oilfield service and manufacturing companies such as the Company. These include, but are not limited to, the following: a reduction in the maximum U.S. corporate tax rate to 21% beginning in 2018 from 35% in 2017, allows for the immediate expensing of certain property placed in service after September 27, 2017, elimination of certain manufacturing deductions after 2017 and limitations on the deductibility of Interest expense after 2017. U.S. state or other regulatory bodies have not announced potential changes to existing laws and regulations which may result from the new U.S. tax and related laws. U.S. GAAP requires that the impact of tax legislation be recognized in the period in which the law was enacted. As a result, the Company recorded a tax benefit of $190,288 due to a remeasurement of deferred tax assets and liabilities at December 31, 2017 at the U.S. corporate tax rate of 21%.

TitanLiner, Inc.

Notes to Financial Statements

The income tax provision for the years ended December 31, 2017, 2016, and 2015 consists of the following:

	2017	2016	2015
Federal
Current	$739,052	$(384,548)	$32,169
Deferred	59,581	6,052	279,130
State
Current	278,664	(172,372)	7,766
Deferred	27,704	(18,874)	—
Income tax provision(benefit)	$1,105,001	$(569,742)	$319,065

The estimated provision for income tax differs from the amount calculated by applying the statutory federal income tax rates to income before taxes due to expenses which are not deductible for federal income tax, as follows:

	2017	2016	2015
Taxes at statutory rates	$1,258,023	$(561,950)	$51,991
State taxes at various rates	68,919	(14,880)	97,766
Other	(221,941)	7,088	169,308
Income tax provision (benefit)	$1,105,001	$(569,742)	$319,065

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2017 and 2016 are presented below:

	2017	2016
Deferred income tax asset:
Stock compensation	$23,182	$22,393
Bad debts	18,810	13,949
Inventory	—	(12,958)
Accrued vacation	5,677	8,789
Total deferred income tax asset	$47,669	$32,173

Deferred income tax liability:
Property and equipment, principally due to depreciation	$374,024	$253,590
Net operating loss carryforward	—	(13,008)
Total deferred income tax liability	$374,024	$240,582

Note 7.   Leases

Capital Lease

The Company leases autos and equipment with lease terms through 2020.  The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The assets are depreciated over the shorter of their related lease terms or their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense.

Following is a summary of property held under capital leases at December 31, 2017 and 2016:

	2017	2016
Autos	$454,926	$482,948
Accumulated depreciation	(350,581)	(310,450)
Total	$104,345	$172,498

TitanLiner, Inc.

Notes to Financial Statements

Minimum future lease payments under capital leases as of December 31, 2017 for each of the next three years are:

Year Ending December 31,
2018	$134,051
2019	28,585
2020	2,383
Total minimum lease payments	165,019
Amount representing interest	(6,658)
Present value of net minimum lease payments	158,361
Current portion	(131,937)
Present value of net minimum lease payments, net of current portion	$26,424

Operating Leases

The Company leases warehouse and office space under non-cancelable agreements classified as operating leases, expiring at various dates through 2022.  Rental expense for the year was $567,019,  $551,197, and $634,727 for 2017,  2016, and 2015 respectively.  Minimum annual rental commitments under non-cancelable agreements are as follows at December 31, 2017:

Year Ending December 31,
2018	$439,702
2019	333,248
2020	219,000
2021	78,000
2022	45,500
Total minimum lease payments	$1,115,450

Note 8.   Stockholders’ Equity

The Company has three classes of stock which includes  Series A  preferred stock, Series B preferred stock, and common stock. The Company is authorized to issue an aggregate of 6,669,837 shares having a par value of $0.001 per share, of which 5,000,000 shares shall be common stock, 370,664 shares shall be “Series A Convertible Preferred Stock”, and 1,299,173 shares shall be “Series B Convertible Preferred Stock”.

Preferred Stock

Series A Convertible Preferred Stock and Series B Convertible Preferred Stock holders may vote on any matters and are entitled to cast votes equal to the number of shares each respective class can convert into Common Stock. The holders may convert their shares at any time into Common Stock. In the event of liquidation, the holders of Series B shares shall be paid preferential amounts before payments are made to the holders of Series A shares.

Series A Convertible Preferred Stock are valued at the Series A Liquidation Preference on the date of such conversion. The Series A Liquidation Preference is equal to the original issue price plus all accrued and unpaid dividends thereon to the date fixed for liquidation. As of December 31, 2017 and 2016, there were no accrued and unpaid dividends.

Series B Convertible Preferred Stock are valued at the Series B Liquidation Preference on the date of such conversion. The Series B Liquidation Preference is equal to the original issue price plus the PIK Amount (“PIK”) defined as equal to 6% per annum of the original issue price wherein interest from the date of issuance shall accrue cumulatively and be compounded annually. As of December 31, 2017 and 2016, the balance related to PIK was $164,957 and 0, respectively.

As of December 31, 2017 and 2016,  all Series A shares and Series B shares totaling 1,669,837, respectively, were issued and held by the investor group consisting of Capital Southwest Corporation, K. Rick Turner Revocable Trust, Turner Family Partnership, and MK Holdings, LP.

TitanLiner, Inc.

Notes to Financial Statements

Warrants

At December 31, 2017 and 2016, the Company had outstanding warrants to purchase zero shares of Series A Convertible Preferred Stock with an exercise price of $0.01 per share, respectively.  The warrants became exercisable in 2012 and will expire on December 31, 2022. No warrants were exercised during 2017. 11,261 warrants were exercised in December 2016.

Common Stock

Common Stock has all the rights, privileges, preferences and obligations provided for in the Agreement, which are generally consistent with an ordinary equity ownership interest. At December 31, 2017 and 2016,  1,000,000 shares of Common Stock had been issued, 765,031 and 749,300 of which were still outstanding at December 31, 2017 and 2016, respectively.

Treasury Stock

Treasury stock is shown at cost and at December 31, 2017 and 2016, consisted of 234,969 and 250,700 shares of common stock respectively.

Stock Appreciation Rights

During 2017 and 2016, the Company granted 9,000 and 6,000 equity equivalent awards, respectively, in the form of Stock Appreciation Rights (“SARs”) to key members of management that vest evenly over four years from the date of the grant. The SARs have no rights with payment contingent on a change of control. The Company determined the fair value of the SARs to be $0 as of the date of the grant.

Note 9.   Commitments and Contingencies

In the normal course of business, the Company is involved in disputes and/or claims made by it against others or made by others against it. Management believes that the ultimate outcome of any dispute will not have a material adverse effect on its financial position, results of operations or on cash flows.

The Company is in an industry subject to increasingly demanding environmental standards imposed by federal, state and local environmental laws and regulations. Management believes it is in substantial compliance with applicable environmental laws and regulations.

Note 10.   Employee Benefit Plan

The Company has a safe harbor 401(k) plan through Fidelity Investments covering all employees who have worked for the Company for more than 90 days as defined in the plan. The plan provides for employer matching up to 4% of each eligible employee’s contributions. The Company contributed $73,896,  $57,525, and $52,684 to the plan for the years ended December 31, 2017, 2016, and 2015, respectively.